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EXHIBIT 99.1


           MR. FRANK PRINGLE RETIRES FROM GLOBAL RESOURCE CORPORATION

                   MR. ERIC SWAIN NAMED CHAIRMAN OF THE BOARD

WEST BERLIN, NJ - NOVEMBER 17 -- Global Resource Corp. (OTC: GBRC), a developer of a patent-pending microwave technology and machinery for extracting oil and gas, announced today that Frank Pringle, chairman of the board, has elected to retire fully from the company, effective immediately, and Eric Swain has been chosen to serve as Chairman & CEO.

The board of directors and Mr. Pringle agreed that a change in leadership would best enable Global Resource to move forward with the commercialization stage of the technology. The board recognizes Mr. Pringle's outstanding service in leading Global Resource through the company's successful development phase.

"We would like to thank Frank for the contribution he has made leading the invention and the development of our groundbreaking microwave technology," stated, Mr. Eric Swain, Chairman and CEO. "Our new management team is poised for the major transformation of Global Resource from an R&D company into a global alternative energy firm with enormous potential. During this important period for our company, the board of directors and I are committed to working on the sale and licensing of our technology and creating increased value for our shareholders."

With the retirement of Mr. Pringle, the company will terminate his existing consulting agreement in exchange for a severance package. Under the retirement agreement Mr. Pringle recognizes the assignment of all Intellectual Property to the company. In addition, the company will recognize a significant decrease in the expenses associated with the original agreement. The terms and conditions of the severance package are available through the 8K.

ABOUT GLOBAL RESOURCE CORPORATION
Global Resource Corp., (GBRC), is a developer of a patent-pending microwave technology and machinery that extracts oil and petroleum products from shale deposits, tar sands, capped oil wells, bituminous coal and processed materials such as tires and plastics as well as dredged soil from harbors and river bottoms. Its process produces significantly greater yields and lower costs than are available using existing technologies. Because the process takes place in an enclosed environment it is emission-free and an efficient and cost-effective tool for cleaning environmental wastes and toxic materials. For more information see: www.globalresourcecorp.com

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FORWARD-LOOKING STATEMENTS

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING GLOBAL RESOURCE CORPORATION'S BUSINESS STRATEGIES AND FUTURE PLANS OF OPERATIONS. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS NEWS RELEASE SPEAK ONLY AS OF THE DATE HEREOF AND GLOBAL RESOURCE DISCLAIMS ANY OBLIGATION TO PROVIDE PUBLIC UPDATES, REVISIONS OR AMENDMENTS TO ANY FORWARD-LOOKING STATEMENTS MADE HEREIN TO REFLECT CHANGES IN GLOBAL RESOURCE'S EXPECTATIONS OR FUTURE EVENTS.

Investors:
Alliance Advisors, LLC
Thomas Walsh, 212-398-3486
Partner
twalsh@allianceadvisors.net